    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2026 RESULTS

First Quarter Results

●	Total revenues of $45.6 million, compared to $50.0 million in the same quarter of 2025

●	Net loss of $(0.4) million and loss per share of $(0.14), compared to net income of $4.1 million and diluted earnings per share of $1.51 in the same quarter of 2025

●	Adjusted EBITDA of $5.6 million, compared to $8.2 million in the same quarter of 2025

●	Cash flows from operating activities of $1.3 million and free cash flow of $0.7 million, increases compared to $(1.6) million and $(2.1) million, respectively, in the first quarter of 2025.

●	$34.5 million in cash and $7.2 million of total debt as of March 31, 2026

HOUSTON, April 29, 2026 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended March 31, 2026.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer, commented, “Solid execution and momentum in the United States in the first quarter, including the contribution from ResMetrics, partially offset the impact of lower year-over-year industry activity levels in North America, customer-specific job deferrals in Canada in March, and other timing-related delays in certain international projects.

While our revenue for the quarter declined compared to the year ago period, coming in below the guided range, our adjusted gross margin for the quarter met the midpoint of the guided range. We reduced our selling, general and administrative (“SG&A”) expenses in the first quarter of 2026, which included ResMetrics, as compared to the first quarter of 2025, validating our financial discipline. We generated Adjusted EBITDA of $5.6 million in the first quarter of 2026, resulting in an Adjusted EBITDA margin of 12%.

With our asset-light business model, relatively fixed SG&A, and disciplined capital allocation, we generated free cash flow after distributions in the first quarter of the year, which is typically a period of cash consumption. This $2.8 million year-over-year improvement highlights the benefits of our business model. As a result, our balance sheet remains on strong footing, ending the first quarter with a net cash position of over $27 million and availability under our undrawn credit facility of $18.5 million. This provides us with the flexibility to invest in growth initiatives to deliver value to our customers and shareholders.

Our team continued to advance key strategic initiatives during the quarter, reaching additional ResMetrics integration milestones and benefitting from growing adoption of Repeat Precision solutions, driven by positive field trial results and the effectiveness of new products, including our differentiated StageSaver composite and PurpleReign dissolvable frac plugs.

Looking ahead, we remain confident in our full year 2026 outlook and believe we are well positioned to execute our long-term growth strategy. We are seeing increased customer engagement across our U.S. completions offerings, with an expected continuation of the operational success at Repeat Precision and a large multi-well, multi-basin fracturing systems project in the United States, for which we expect to begin delivering sliding sleeves in the second half of the year. We expect a modest year-over-year increase in customer activity in Canada in the second half of 2026, including work deferred from the first quarter, and we expect continued opportunities for growth in international and offshore markets.

In closing, I want to thank our employees, our customers, and our shareholders for their dedication and trust. Our customer commitment is unwavering, and our strategic priorities are anchored by the delivery of long-term value for shareholders.”

Financial Review

Total revenues were $45.6 million for the quarter ended March 31, 2026 compared to $50.0 million for the first quarter of 2025. The decrease was primarily attributable to lower revenues in Canada resulting from decreases in market activity as evidenced by lower rig counts and delays in planned customer activity, as well as decreased service revenue for international markets, particularly in the Middle East, due to timing of tracer diagnostics projects. Partially offsetting these declines were increases in U.S. revenues primarily driven by Repeat Precision product sales resulting from successful field trials and new product introductions, and increased service revenue associated with tracer diagnostics, including a contribution of $1.8 million in 2026 by ResMetrics, which we acquired in July 2025. International markets also experienced favorable year-over-year product sales, primarily well construction products in the Middle East.

Compared to the fourth quarter of 2025, total revenues decreased by 10%, primarily reflecting a 17% decline in Canada due to lower activity levels and customer delays, and a 30% decrease in international revenues which are more project-specific, partially offset by a 6% increase in U.S. revenues.

Gross profit was $17.4 million, or a gross margin of 38%, for the first quarter of 2026, compared to $21.1 million, or a gross margin of 42%, for the first quarter of 2025. Gross margin for 2026 declined, primarily driven by the mix of products and services and the decline in total revenue, resulting in lower fixed cost absorption. The prior year benefited from increased activity in Canada and higher-margin international tracer diagnostics activity in the Middle East, which did not recur at similar levels in 2026. The decline was partially offset by a favorable contribution from ResMetrics. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $18.2 million, or an adjusted gross margin of 40%, for the first quarter of 2026, compared to $21.9 million, and 44%, respectively, for the first quarter of 2025.

SG&A expenses totaled $15.7 million for the first quarter of 2026, a decrease of $0.5 million compared to the same period in 2025. The decrease was primarily driven by annual incentive bonus accruals which were lower in 2026, as well as lower share-based compensation expense, attributable to cash settled awards remeasured at fair value based on the price of our common stock. These decreases were partially offset by incremental expenses associated with ResMetrics.

Other income was $1.9 million for the first quarter of 2026 compared to $0.9 million for the first quarter of 2025. The year-over-year increase was primarily attributable to more royalty income from licensees and higher scrap sales.

Income tax expense for the first quarter of 2026 increased $0.2 million compared to the same period in 2025. The increase was driven by deferred tax expense in 2026 on deferred tax assets that were previously offset by a valuation allowance in 2025.

Net loss was $(0.4) million, or $(0.14) per share, for the quarter ended March 31, 2026 compared to net income of $4.1 million, or $1.51 per diluted share for the quarter ended March 31, 2025.

Adjusted EBITDA was $5.6 million for the quarter ended March 31, 2026, a decrease of $2.6 million compared to the same period a year ago. Adjusted EBITDA margin of 12% for the quarter ended March 31, 2026, compared to 16% for the same period a year ago.

Cash flow from operating activities for the three months ended March 31, 2026 was a source of cash of $1.3 million, compared to $(1.6) million for the same period in 2025. For the three months ended March 31, 2026, free cash flow less distributions to non-controlling interest was a source of cash of $0.7 million, compared to $(2.1) million for the same period in 2025. The improvement in cash flow from operating activities and free cash flow primarily reflected overall favorable working capital changes, partially offset by lower net income.

Liquidity and Capital Expenditures

As of March 31, 2026, NCS had $34.5 million in cash, $7.2 million in total indebtedness related to finance lease obligations, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $18.5 million. Our working capital, defined as current assets minus current liabilities, was $95.1 million and $93.4 million as of March 31, 2026 and December 31, 2025, respectively.

Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $62.9 million and $59.1 million as of March 31, 2026 and December 31, 2025, respectively. The increase in net working capital was primarily driven by higher inventory levels and a decrease in accrued expenses related to the payment of our 2025 bonus in the first quarter of 2026, as well as a decrease in other current liabilities associated with payments for cash settled share-based awards, partially offset by a decrease in accounts receivable and an increase in accounts payable.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.6 million and $0.5 million for the three months ended March 31, 2026 and 2025, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2026 results and latest earnings guidance on Thursday, April 30, 2026 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly those that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East and Argentina. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; additional income tax liabilities and reassessments; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including tax policies, anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Product sales	$32,583	$35,066
Services	13,054	14,939
Total revenues	45,637	50,005
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	19,729	20,352
Cost of services, exclusive of depreciation and amortization expense shown below	7,737	7,798
Total cost of sales, exclusive of depreciation and amortization expense shown below	27,466	28,150
Selling, general and administrative expenses	15,728	16,195
Depreciation	1,293	1,204
Amortization	302	167
Income from operations	848	4,289
Other income (expense)
Interest expense, net	(26)	(42)
Other income, net	1,863	883
Foreign currency exchange loss, net	(110)	(3)
Total other income	1,727	838
Income before income tax	2,575	5,127
Income tax expense	834	673
Net income	1,741	4,454
Net income attributable to non-controlling interest	2,112	398
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(371)	$4,056
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.14)	$1.58
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.14)	$1.51
Weighted average common shares outstanding
Basic	2,629	2,568
Diluted	2,629	2,686

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$34,458	$36,725
Accounts receivable—trade, net	35,798	40,507
Inventories, net	40,780	39,011
Prepaid expenses and other current assets	1,698	2,031
Other current receivables	4,258	3,644
Total current assets	116,992	121,918
Noncurrent assets
Property and equipment, net	19,266	19,849
Goodwill	16,387	16,387
Identifiable intangibles, net	5,686	5,989
Operating lease assets	4,472	4,817
Deposits and other assets	524	586
Deferred income taxes, net	11,256	11,653
Total noncurrent assets	57,591	59,281
Total assets	$174,583	$181,199
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$10,567	$8,517
Accrued expenses	4,882	9,461
Income taxes payable	969	1,151
Operating lease liabilities	1,534	1,587
Contingent purchase consideration	—	1,250
Current maturities of long-term debt	2,291	2,385
Other current liabilities	1,635	4,175
Total current liabilities	21,878	28,526
Noncurrent liabilities
Long-term debt, less current maturities	4,909	5,259
Operating lease liabilities, long-term	3,385	3,716
Other long-term liabilities	200	202
Deferred income taxes, net	407	398
Total noncurrent liabilities	8,901	9,575
Total liabilities	30,779	38,101
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,719,733 shares issued and 2,624,523 shares outstanding at March 31, 2026 and 2,613,603 shares issued and 2,545,535 shares outstanding at December 31, 2025	27	26
Additional paid-in capital	450,379	449,890
Accumulated other comprehensive loss	(86,583)	(86,132)
Retained deficit	(235,647)	(235,276)
Treasury stock, at cost, 95,210 shares at March 31, 2026 and 68,068 shares at December 31, 2025	(3,343)	(2,269)
Total stockholders' equity	124,833	126,239
Non-controlling interest	18,971	16,859
Total equity	143,804	143,098
Total liabilities and stockholders' equity	$174,583	$181,199

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities
Net income	$1,741	$4,454
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,595	1,371
Amortization of deferred loan costs	62	52
Share-based compensation	1,227	1,445
Provision for inventory obsolescence	(22)	(35)
Deferred income tax expense	377	1
Gain on sale of property and equipment	(47)	(36)
Provision for credit losses	—	42
Net foreign currency unrealized loss (gain)	183	(849)
Changes in operating assets and liabilities:
Accounts receivable—trade	4,524	(6,978)
Inventories, net	(1,999)	200
Prepaid expenses and other assets	238	890
Accounts payable—trade	1,963	3,742
Accrued expenses	(4,560)	(3,003)
Other liabilities	(3,727)	(3,273)
Income taxes receivable/payable	(275)	332
Net cash provided by (used in) operating activities	1,280	(1,645)
Cash flows from investing activities
Purchases of property and equipment	(591)	(464)
Purchase and development of software and technology	(48)	—
Proceeds from sales of property and equipment	80	13
Net cash used in investing activities	(559)	(451)
Cash flows from financing activities
Payments on finance leases	(613)	(522)
Line of credit borrowings	1,970	1,963
Payments of line of credit borrowings	(1,970)	(1,963)
Payment of contingent consideration	(1,250)	—
Treasury shares withheld	(1,074)	(268)
Net cash used in financing activities	(2,937)	(790)
Effect of exchange rate changes on cash and cash equivalents	(51)	3
Net change in cash and cash equivalents	(2,267)	(2,883)
Cash and cash equivalents beginning of period	36,725	25,880
Cash and cash equivalents end of period	$34,458	$22,997
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$215	$—
Assets obtained in exchange for new operating lease liabilities	$67	$244

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
United States
Product sales	$14,209	$6,867
Services	4,931	2,505
Total United States	19,140	9,372
Canada
Product sales	16,164	26,843
Services	7,047	10,875
Total Canada	23,211	37,718
Other Countries
Product sales	2,210	1,356
Services	1,076	1,559
Total other countries	3,286	2,915
Total
Product sales	32,583	35,066
Services	13,054	14,939
Total revenues	$45,637	$50,005

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	March 31,	December 31,
	2026	2025
Working capital	$95,114	$93,392
Cash and cash equivalents	(34,458)	(36,725)
Current maturities of long term debt	2,291	2,385
Net working capital	$62,947	$59,052

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by (used in) operating activities	$1,280	$(1,645)
Purchases of property and equipment	(591)	(464)
Purchase and development of software and technology	(48)	—
Proceeds from sales of property and equipment	80	13
Free cash flow	$721	$(2,096)
Distributions to non-controlling interest	—	—
Free cash flow less distributions to non-controlling interest	$721	$(2,096)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended
	March 31,
	2026	2025
Total revenues	$45,637	$50,005
Total cost of sales, exclusive of depreciation and amortization expense	27,466	28,150
Total depreciation and amortization associated with cost of sales	800	715
Gross Profit	$17,371	$21,140
Gross Margin	38%	42%
Exclude total depreciation and amortization associated with cost of sales	(800)	(715)
Adjusted Gross Profit	$18,171	$21,855
Adjusted Gross Margin	40%	44%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended
	March 31,
	2026	2025
Net income	$1,741	$4,454
Income tax expense	834	673
Interest expense, net	26	42
Depreciation	1,293	1,204
Amortization	302	167
EBITDA	4,196	6,540
Share-based compensation (a)	490	552
Professional fees (b)	560	989
Foreign currency exchange loss (c)	110	3
Other (d)	233	130
Adjusted EBITDA	$5,589	$8,214
Adjusted EBITDA Margin	12%	16%
Adjusted EBITDA Less Share-Based Compensation	$5,099	$7,662

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the cost incurred for the evaluation of actual and potential strategic transactions.

(c)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.